UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
SCHEDULE 13D
Under the Securities Exchange Act of 1934
(Amendment No. 2)*
ZALICUS, INC.
(Name of Issuer)
Common Stock
(Title of Class of Securities)
98887C 105
(CUSIP Number)
LUKE EVNIN
MPM ASSET MANAGEMENT
THE JOHN HANCOCK TOWER
200 CLARENDON STREET, 54TH FLOOR
BOSTON, MASSACHUSETTS 02116
TELEPHONE: (617) 425-9200
(Name, Address and Telephone Number of Person
Authorized to Receive Notices and Communications)
October 7, 2011
(Date of Event Which Requires Filing of this Statement)
If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box. ☐
Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See §240.13d-7 for other parties to whom copies are to be sent.

*
The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.	98887C 105	13D

1	NAMES OF REPORTING PERSONS MPM BioVentures III-QP, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☑(1)

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)

	WC

5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

	7	SOLE VOTING POWER

NUMBER OF		11,048,038

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		11,048,038

WITH	10	SHARED DISPOSITIVE POWER

		0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	11,048,038

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

	11.1%(2)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	PN
(1) This Schedule is filed by MPM BioVentures III-QP, L.P. (“BV III QP”), MPM BioVentures III, L.P. (“BV III”), MPM BioVentures III Parallel Fund, L.P. (“BV III PF”), MPM BioVentures III GmbH & Co. Beteiligungs KG (“BV III KG”), MPM Asset Management Investors 2003 BVIII LLC (“AM LLC”), MPM Asset Management LLC (“MPM AM”), MPM BioVentures III GP, L.P. (“BV III GP”) and MPM BioVentures III LLC (“BV III LLC” and collectively with BV III QP, BV III, BV III PF, BV III KG, AM LLC and BV III GP, the “MPM Entities”) and Luke Evnin, Ansbert Gadicke, Nicholas Galakatos, Michael Steinmetz, Kurt Wheeler, Nicholas Simon III and Dennis Henner (collectively, the “Listed Persons”). BVIII GP and BVIII LLC are the direct and indirect general partners of BV III QP, BV III, BV III PF and BV III KG. The Listed Persons are Series A members of BV III LLC and managers of AM LLC. Luke Evnin and Ansbert Gadicke are members of MPM AM. The MPM Entities and the Listed Persons expressly disclaim status as a “group” for purposes of this Schedule 13D.
(2) This percentage is calculated based upon 99,237,510 shares of Zalicus, Inc.’s (the “Issuer’s”) common stock, par value $0.001 per share (the “Common Stock”) outstanding on August 3, 2011, as disclosed in the Issuer’s Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission on August 4, 2011.

CUSIP No.	98887C 105	13D

1	NAMES OF REPORTING PERSONS MPM BioVentures III, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☑(1)

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)

	WC

5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

	7	SOLE VOTING POWER

NUMBER OF		741,675

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		741,675

WITH	10	SHARED DISPOSITIVE POWER

		0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	741,675

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

	0.8%(2)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	PN
(1) This Schedule is filed by the MPM Entities and the Listed Persons. The MPM Entities and the Listed Persons expressly disclaim status as a “group” for purposes of this Schedule 13D.
(2) This percentage is calculated based upon 99,237,510 shares of Issuer’s Common Stock outstanding as of August 3, 2011, as disclosed in the Issuer’s Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission on August 4, 2011.

CUSIP No.	98887C 105	13D

1	NAMES OF REPORTING PERSONS MPM Asset Management Investors 2003 BVIII LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☑(1)

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)

	WC

5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

	7	SOLE VOTING POWER

NUMBER OF		213,605

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		213,605

WITH	10	SHARED DISPOSITIVE POWER

		0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	213,605

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

	0.2%(2)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	00
(1) This Schedule is filed by the MPM Entities and the Listed Persons. The MPM Entities and the Listed Persons expressly disclaim status as a “group” for purposes of this Schedule 13D.
(2) This percentage is calculated based upon 99,237,510 shares of Issuer’s Common Stock outstanding as of August 3, 2011, as disclosed in the Issuer’s Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission on August 4, 2011.

CUSIP No.	98887C 105	13D

1	NAMES OF REPORTING PERSONS MPM BioVentures III Parallel Fund, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☑(1)

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)

	WC

5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

	7	SOLE VOTING POWER

NUMBER OF		332,668

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		332,668

WITH	10	SHARED DISPOSITIVE POWER

		0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	332,668

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

	0.3%(2)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	PN
(1) This Schedule is filed by the MPM Entities and the Listed Persons. The MPM Entities and the Listed Persons expressly disclaim status as a “group” for purposes of this Schedule 13D.
(2) This percentage is calculated based upon 99,237,510 shares of Issuer’s Common Stock outstanding as of August 3, 2011, as disclosed in the Issuer’s Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission on August 4, 2011.

CUSIP No.	98887C 105	13D

1	NAMES OF REPORTING PERSONS MPM BioVentures III GmbH & Co. Beteiligungs KG

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☑(1)

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)

	WC

5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

	Germany

	7	SOLE VOTING POWER

NUMBER OF		932,451

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		932,451

WITH	10	SHARED DISPOSITIVE POWER

		0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	932,451

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

	0.9%(2)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	PN
(1) This Schedule is filed by the MPM Entities and the Listed Persons. The MPM Entities and the Listed Persons expressly disclaim status as a “group” for purposes of this Schedule 13D.
(2) This percentage is calculated based upon 99,237,510 shares of Issuer’s Common Stock outstanding as of August 3, 2011, as disclosed in the Issuer’s Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission on August 4, 2011.

CUSIP No.	98887C 105	13D

1	NAMES OF REPORTING PERSONS MPM Asset Management LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☑(1)

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)

	WC

5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

	7	SOLE VOTING POWER

NUMBER OF		70,092

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		70,092

WITH	10	SHARED DISPOSITIVE POWER

		0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	70,092

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

	0.1%(2)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	OO
(1) This Schedule is filed by the MPM Entities and the Listed Persons. The MPM Entities and the Listed Persons expressly disclaim status as a “group” for purposes of this Schedule 13D.
(2) This percentage is calculated based upon 99,237,510 shares of Issuer’s Common Stock outstanding as of August 3, 2011, as disclosed in the Issuer’s Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission on August 4, 2011.

CUSIP No.	98887C 105	13D

1	NAMES OF REPORTING PERSONS MPM BioVentures III GP, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☑(1)

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)

WC

5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

	7	SOLE VOTING POWER

NUMBER OF		0

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		13,054,832(2)

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH	10	SHARED DISPOSITIVE POWER

13,054,832(2)

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

13,054,832(2)

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

13.2%(3)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

PN
(1) This Schedule is filed by the MPM Entities and the Listed Persons. The MPM Entities and the Listed Persons expressly disclaim status as a “group” for purposes of this Schedule 13D.
(2) Consists of 11,048,038 shares of Common Stock held by BV III QP; 741,675 shares of Common Stock held by BV III; 332,668 shares of Common Stock held by BV III PF; and 932,451 shares of Common Stock held by BV III KG. BV III GP and BV III LLC are the direct and indirect general partners of BV III QP, BV III, BV III PF and BV III KG.
(3) This percentage is calculated based upon 99,237,510 shares of Issuer’s Common Stock outstanding as of August 3, 2011, as disclosed in the Issuer’s Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission on August 4, 2011.

CUSIP No.	98887C 105	13D

1	NAMES OF REPORTING PERSONS MPM BioVentures III LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☑(1)

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)

WC

5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

	7	SOLE VOTING POWER

NUMBER OF		0

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		13,054,832(2)

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH	10	SHARED DISPOSITIVE POWER

13,054,832(2)

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

13,054,832(2)

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

13.2%(3)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

OO
(1) This Schedule is filed by the MPM Entities and the Listed Persons. The MPM Entities and the Listed Persons expressly disclaim status as a “group” for purposes of this Schedule 13D.
(2) Consists of 11,048,038 shares of Common Stock held by BV III QP; 741,675 shares of Common Stock held by BV III; 332,668 shares of Common Stock held by BV III PF; and 932,451 shares of Common Stock held by BV III KG. BV III GP and BV III LLC are the direct and indirect general partners of BV III QP, BV III, BV III PF and BV III KG.
(3) This percentage is calculated based upon 99,237,510 shares of Issuer’s Common Stock outstanding as of August 3, 2011, as disclosed in the Issuer’s Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission on August 4, 2011.

CUSIP No.	98887C 105	13D

1	NAMES OF REPORTING PERSONS Luke Evnin

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☑(1)

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)

OO

5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

United States

	7	SOLE VOTING POWER

NUMBER OF		0

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		13,338,529(2)

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH	10	SHARED DISPOSITIVE POWER

13,338,529(2)

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

13,338,529(2)

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

13.4%(3)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

IN
(1) This Schedule is filed by the MPM Entities and the Listed Persons. The MPM Entities and the Listed Persons expressly disclaim status as a “group” for purposes of this Schedule 13D.
(2) Consists of 11,048,038 shares of Common Stock held by BV III QP; 741,675 shares of Common Stock held by BV III; 332,668 shares of Common Stock held by BV III PF; 932,451 shares of Common Stock held by BV III KG; 213,605 shares of Common Stock held by AM LLC; and 70,092 shares of Common Stock held by MPM AM. BV III GP and BV III LLC are the direct and indirect general partners of BV III QP, BV III, BV III PF and BV III KG. The Reporting Person is a Series A member of BV III LLC, a manager of AM LLC and a member of MPM AM.
(3) This percentage is calculated based upon 99,237,510 shares of Issuer’s Common Stock outstanding as of August 3, 2011, as disclosed in the Issuer’s Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission on August 4, 2011.

CUSIP No.	98887C 105	13D

1	NAMES OF REPORTING PERSONS Ansbert Gadicke

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☑(1)

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)

OO

5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

United States

	7	SOLE VOTING POWER

NUMBER OF		0

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		13,338,529(2)

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH	10	SHARED DISPOSITIVE POWER

13,338,529(2)

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

13,338,529(2)

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

13.4%(3)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

IN
(1) This Schedule is filed by the MPM Entities and the Listed Persons. The MPM Entities and the Listed Persons expressly disclaim status as a “group” for purposes of this Schedule 13D.
(2) Consists of 11,048,038 shares of Common Stock held by BV III QP; 741,675 shares of Common Stock held by BV III; 332,668 shares of Common Stock held by BV III PF; 932,451 shares of Common Stock held by BV III KG; 213,605 shares of Common Stock held by AM LLC; and 70,092 shares of Common Stock held by MPM AM. BV III GP and BV III LLC are the direct and indirect general partners of BV III QP, BV III, BV III PF and BV III KG. The Reporting Person is a Series A member of BV III LLC, a manager of AM LLC and a member of MPM AM.
(3) This percentage is calculated based upon 99,237,510 shares of Issuer’s Common Stock outstanding as of August 3, 2011, as disclosed in the Issuer’s Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission on August 4, 2011.

CUSIP No.	98887C 105	13D

1	NAMES OF REPORTING PERSONS Nicholas Galakatos

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☑(1)

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)

OO

5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

United States

	7	SOLE VOTING POWER

NUMBER OF		0

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		13,268,437(2)

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH	10	SHARED DISPOSITIVE POWER

13,268,437(2)

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

13,268,437(2)

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

13.4%(3)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

IN
(1) This Schedule is filed by the MPM Entities and the Listed Persons. The MPM Entities and the Listed Persons expressly disclaim status as a “group” for purposes of this Schedule 13D.
(2) Consists of 11,048,038 shares of Common Stock held by BV III QP; 741,675 shares of Common Stock held by BV III; 332,668 shares of Common Stock held by BV III PF; 932,451 shares of Common Stock held by BV III KG; and 213,605 shares of Common Stock held by AM LLC. BV III GP and BV III LLC are the direct and indirect general partners of BV III QP, BV III, BV III PF and BV III KG. The Reporting Person is a Series A member of BV III LLC and a manager of AM LLC.
(3) This percentage is calculated based upon 99,237,510 shares of Issuer’s Common Stock outstanding as of August 3, 2011, as disclosed in the Issuer’s Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission on August 4, 2011.

CUSIP No.	98887C 105	13D

1	NAMES OF REPORTING PERSONS Michael Steinmetz

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☑(1)

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)

OO

5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

United States

	7	SOLE VOTING POWER

NUMBER OF		0

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		13,268,437(2)

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH	10	SHARED DISPOSITIVE POWER

13,268,437(2)

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

13,268,437(2)

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

13.4%(3)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

IN
(1) This Schedule is filed by the MPM Entities and the Listed Persons. The MPM Entities and the Listed Persons expressly disclaim status as a “group” for purposes of this Schedule 13D.
(2) Consists of 11,048,038 shares of Common Stock held by BV III QP; 741,675 shares of Common Stock held by BV III; 332,668 shares of Common Stock held by BV III PF; 932,451 shares of Common Stock held by BV III KG; and 213,605 shares of Common Stock held by AM LLC. BV III GP and BV III LLC are the direct and indirect general partners of BV III QP, BV III, BV III PF and BV III KG. The Reporting Person is a Series A member of BV III LLC and a manager of AM LLC.
(3) This percentage is calculated based upon 99,237,510 shares of Issuer’s Common Stock outstanding as of August 3, 2011, as disclosed in the Issuer’s Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission on August 4, 2011.

CUSIP No.	98887C 105	13D

1	NAMES OF REPORTING PERSONS Kurt Wheeler

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☑(1)

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)

OO

5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

United States

	7	SOLE VOTING POWER

NUMBER OF		0

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		13,268,437(2)

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH	10	SHARED DISPOSITIVE POWER

13,268,437(2)

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

13,268,437(2)

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

13.4%(3)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

IN
(1) This Schedule is filed by the MPM Entities and the Listed Persons. The MPM Entities and the Listed Persons expressly disclaim status as a “group” for purposes of this Schedule 13D.
(2) Consists of 11,048,038 shares of Common Stock held by BV III QP; 741,675 shares of Common Stock held by BV III; 332,668 shares of Common Stock held by BV III PF; 932,451 shares of Common Stock held by BV III KG; and 213,605 shares of Common Stock held by AM LLC. BV III GP and BV III LLC are the direct and indirect general partners of BV III QP, BV III, BV III PF and BV III KG. The Reporting Person is a Series A member of BV III LLC and a manager of AM LLC.
(3) This percentage is calculated based upon 99,237,510 shares of Issuer’s Common Stock outstanding as of August 3, 2011, as disclosed in the Issuer’s Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission on August 4, 2011.

CUSIP No.	20010A103	13D

1	NAMES OF REPORTING PERSONS Nicholas Simon III

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☑(1)

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)

OO

5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

United States

	7	SOLE VOTING POWER

NUMBER OF		0

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		13,268,437(2)

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH	10	SHARED DISPOSITIVE POWER

13,268,437(2)

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

13,268,437(2)

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

13.4%(3)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

IN
(1) This Schedule is filed by the MPM Entities and the Listed Persons. The MPM Entities and the Listed Persons expressly disclaim status as a “group” for purposes of this Schedule 13D.
(2) Consists of 11,048,038 shares of Common Stock held by BV III QP; 741,675 shares of Common Stock held by BV III; 332,668 shares of Common Stock held by BV III PF; 932,451 shares of Common Stock held by BV III KG; and 213,605 shares of Common Stock held by AM LLC. BV III GP and BV III LLC are the direct and indirect general partners of BV III QP, BV III, BV III PF and BV III KG. The Reporting Person is a Series A member of BV III LLC and a manager of AM LLC.
(3) This percentage is calculated based upon 99,237,510 shares of Issuer’s Common Stock outstanding as of August 3, 2011, as disclosed in the Issuer’s Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission on August 4, 2011.

CUSIP No.	98887C 105	13D

1	NAMES OF REPORTING PERSONS Dennis Henner

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☑(1)

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)

OO

5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

United States

	7	SOLE VOTING POWER

NUMBER OF		0

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		13,268,437(2)

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH	10	SHARED DISPOSITIVE POWER

13,268,437(2)

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

13,268,437(2)

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

13.4%(3)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

IN
(1) This Schedule is filed by the MPM Entities and the Listed Persons. The MPM Entities and the Listed Persons expressly disclaim status as a “group” for purposes of this Schedule 13D.
(2) Consists of 11,048,038 shares of Common Stock held by BV III QP; 741,675 shares of Common Stock held by BV III; 332,668 shares of Common Stock held by BV III PF; 932,451 shares of Common Stock held by BV III KG; and 213,605 shares of Common Stock held by AM LLC. BV III GP and BV III LLC are the direct and indirect general partners of BV III QP, BV III, BV III PF and BV III KG. The Reporting Person is a Series A member of BV III LLC and a manager of AM LLC.
(3) This percentage is calculated based upon 99,237,510 shares of Issuer’s Common Stock outstanding as of August 3, 2011, as disclosed in the Issuer’s Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission on August 4, 2011.

Explanatory Note:
This Amendment No. 2 to Schedule 13D (this “Schedule 13D”) amends and supplements the Schedule 13D previously filed by the undersigned with the Securities and Exchange Commission on January 5, 2010 and amended by Amendment No. 1 dated March 17, 2010 (as amended, the “Original Schedule 13D”). This Schedule 13D/A is being filed to report the open market sales of shares of common stock of Zalicus, Inc. (the “Company”) by the MPM Entities.
All capitalized terms not otherwise defined herein shall have the meaning ascribed to the terms in the Original Schedule 13D. The Original Schedule 13D is hereby further amended and supplemented as follows and, except as expressly amended below, the Original Schedule 13D remains in full force and effect.
Item 4. Purpose of Transaction
Item 4 of the Original Schedule 13D is hereby amended and supplemented by adding the following paragraph at the end of Item 4:
The MPM Entities sold an aggregate of 1,295,432 shares of Common Stock in open market transactions from September 26, 2011 through October 10, 2011 for aggregate proceeds of $1,336,833.30.
Item 5. Interest in Securities of the Issuer
“Item 5 of the Original Schedule 13D is hereby amended and restated in its entirety as follows:
(a) — (b) The following information with respect to the ownership of the common stock of the Issuer by the Reporting Persons is provided as of October 10, 2011:

			Shared	Sole	Shared
	Shares Held	Sole Voting	Voting	Dispositive	Dispositive	Beneficial	Percentage of
Filing Person	Directly	Power	Power	Power	Power	Ownership	Class (1)
BV III QP	11,048,038	11,048,038	0	11,048,038	0	11,048,038	11.1%

BV III	741,675	741,675	0	741,675	0	741,675	0.8%

BV III PF	332,668	332,668	0	332,668	0	332,668	0.3%
BV III KG	932,451	932,451	0	932,451	0	932,451	0.9%
AM LLC	213,605	213,605	0	213,605	0	213,605	0.2%
MPM AM	70,092	70,092	0	70,092	0	70,092	0.1%

BV III GP(2)	0	0	13,054,832	0	13,054,832	13,054,832	13.2%

BV III LLC(2)	0	0	13,054,832	0	13,054,832	13,054,832	13.2%
Luke Evnin(3)(4)	0	0	13,338,529	0	13,338,529	13,338,529	13.4%
Ansbert Gadicke(3)(4)	0	0	13,338,529	0	13,338,529	13,338,529	13.4%
Nicholas Galakatos(3)	0	0	13,268,437	0	13,268,437	13,268,437	13.4%
Michael Steinmetz(3)	0	0	13,268,437	0	13,268,437	13,268,437	13.4%
Kurt Wheeler(3)	0	0	13,268,437	0	13,268,437	13,268,437	13.4%
Nicholas Simon III(3)	0	0	13,268,437	0	13,268,437	13,268,437	13.4%
Dennis Henner(3)	0	0	13,268,437	0	13,268,437	13,268,437	13.4%

(1)
This percentage is calculated based upon 99,237,510 shares of Issuer’s Common Stock outstanding as of August 3, 2011, as disclosed in the Issuer’s Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission on August 4, 2011.

(2)
BV III GP and BV III LLC are the direct and indirect general partners of BV III QP, BV III, BV III PF and BV III KG. The securities with respect to which these entities share voting and dispositive power are held as follows: 11,048,038 shares of Common Stock by BV III QP; 741,675 shares of Common Stock by BV III; 332,605 shares of Common Stock by BV III PF; and 932,451 shares of Common Stock by BV III KG.

(3)
These Filing Persons are Series A Members of BV III LLC and managers of AM LLC. The securities with respect to which these Filing Persons share voting and dispositive power are held as follows: 11,048,038 shares of Common Stock by BV III QP; 741,675 shares of Common Stock by BV III; 332,668 shares of Common Stock by BV III PF; 932,451 shares of Common Stock by BV III KG; and 213,605 shares of Common Stock by AM LLC.

(4)	Also includes 70,092 shares of Common Stock held by MPM AM, of which these Filing Persons are members and with respect to which these Filing Persons share voting and dispositive power.
(c) The Reporting Persons sold the following shares of Common Stock in the open market:

MPM Entity	Date of Transaction	Number of Shares Sold	Price Per Share
BV III QP	September 26, 2011	174,808	$1.11	(1)
BV III	September 26, 2011	11,754	$1.11	(1)
BV III PF	September 26, 2011	5,279	$1.11	(1)
BV III KG	September 26, 2011	14,774	$1.11	(1)
AM LLC	September 26, 2011	3,385	$1.11	(1)
BV III QP	September 27, 2011	166,485	$1.09	(2)
BV III	September 27, 2011	11,194	$1.09	(2)
BV III PF	September 27, 2011	5,028	$1.09	(2)
BV III KG	September 27, 2011	14,070	$1.09	(2)
AM LLC	September 27, 2011	3,223	$1.09	(2)
BV III QP	September 28, 2011	83,242	$1.02	(3)
BV III	September 28, 2011	5,597	$1.02	(3)
BV III PF	September 28, 2011	2,514	$1.02	(3)
BV III KG	September 28, 2011	7,035	$1.02	(3)
AM LLC	September 28, 2011	1,612	$1.02	(3)
BV III QP	September 29, 2011	42,782	$1.02
BV III	September 29, 2011	2,876	$1.02
BV III PF	September 29, 2011	1,292	$1.02
BV III KG	September 29, 2011	3,615	$1.02
AM LLC	September 29, 2011	828	$1.02
MPM AM	September 29, 2011	2,407	$1.02
BV III QP	September 30, 2011	19,300	$1.02
BV III	September 30, 2011	1,298	$1.02
BV III PF	September 30, 2011	583	$1.02
BV III KG	September 30, 2011	1,631	$1.02
AM LLC	September 30, 2011	374	$1.02
MPM AM	September 30, 2011	122	$1.02
BV III QP	October, 5, 2011	27,430	$1.02
BV III	October, 5, 2011	1,844	$1.02
BV III PF	October, 5, 2011	828	$1.02
BV III KG	October, 5, 2011	2,318	$1.02
AM LLC	October, 5, 2011	531	$1.02
MPM AM	October, 5, 2011	173	$1.02
BV III QP	October 6, 2011	140,773	$1.02	(3)
BV III	October 6, 2011	9,465	$1.02	(3)

MPM Entity	Date of Transaction	Number of Shares Sold	Price Per Share
BV III PF	October 6, 2011	4,252	$1.02	(3)
BV III KG	October 6, 2011	11,897	$1.02	(3)
AM LLC	October 6, 2011	2,726	$1.02	(3)
MPM AM	October 6, 2011	887	$1.02	(3)
BV III QP	October 7, 2011	227,889	$1.03	(4)
BV III	October 7, 2011	15,323	$1.03	(4)
BV III PF	October 7, 2011	6,882	$1.03	(4)
BV III KG	October 7, 2011	19,259	$1.03	(4)
AM LLC	October 7, 2011	4,412	$1.03	(4)
MPM AM	October 7, 2011	1,435	$1.03	(4)
BV III QP	October 10, 2011	190,459	$1.03	(4)
BV III	October 10, 2011	12,806	$1.03	(4)
BV III PF	October 10, 2011	5,752	$1.03	(4)
BV III KG	October 10, 2011	16,096	$1.03	(4)
AM LLC	October 10, 2011	3,688	$1.03	(4)
MPM AM	October 10, 2011	1,199	$1.03	(4)

(1)	Represents the weighted average sales price for the price increments ranging from $1.07 to $1.16.

(2)	Represents the weighted average sales price for the price increments ranging from $1.01 to $1.13.

(3)	Represents the weighted average sales price for the price increments ranging from $1.02 to $1.03.

(4)	Represents the weighted average sales price for the price increments ranging from $1.02 to $1.06.
(d) Not applicable.
(e) Not applicable.
The information provided and incorporated by reference in Item 3 and Item 6 is hereby incorporated by reference in this Item 5.
Item 7. Material to Be Filed as Exhibits
Item 7 of the Original Schedule 13D is hereby supplemented by adding the following in appropriate order:
D. Agreement regarding filing of joint Schedule 13D/A.

SIGNATURES
After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
Date: October 13, 2011

MPM BIOVENTURES III, L.P.		MPM BIOVENTURES III-QP, L.P.

By:	MPM BioVentures III GP, L.P., its General Partner	By:	MPM BioVentures III GP, L.P., its General Partner

By:	MPM BioVentures III LLC, its General Partner	By:	MPM BioVentures III LLC, its General Partner

By:	/s/ Luke Evnin	By:	/s/ Luke Evnin
	Name: Luke Evnin		Name: Luke Evnin
	Title: Series A Member		Title: Series A Member

MPM BIOVENTURES III PARALLEL FUND, L.P.		MPM BIOVENTURES III GMBH & CO. BETEILIGUNGS KG

By:	MPM BioVentures III GP, L.P., its General Partner	By:	MPM BioVentures III GP, L.P., in its capacity as the Managing Limited Partner

By:	MPM BioVentures III LLC, its General Partner	By:	MPM BioVentures III LLC, its General Partner

By:	/s/ Luke Evnin

	Name: Luke Evnin	By:	/s/ Luke Evnin
	Title: Series A Member		Name: Luke Evnin
Title: Series A Member

MPM ASSET MANAGEMENT INVESTORS 2003 BVIII LLC		MPM BIOVENTURES III GP, L.P.
		By:	MPM BioVentures III LLC, its General Partner

By:	/s/ Luke Evnin Name: Luke Evnin
	Title: Manager	By:	/s/ Luke Evnin Name: Luke Evnin
Title: Series A Member

MPM BIOVENTURES III LLC		MPM ASSET MANAGEMENT LLC

By:	/s/ Luke Evnin Name: Luke Evnin	By:	/s/ Luke Evnin Name: Luke Evnin
	Title: Series A Member		Title: Member

	/s/ Luke Evnin		/s/ Ansbert Gadicke

	Luke Evnin		Ansbert Gadicke

	/s/ Nicholas Galakatos		/s/ Michael Steinmetz

	Nicholas Galakatos		Michael Steinmetz

/s/ Kurt Wheeler	/s/ Nicholas Simon III

Kurt Wheeler	Nicholas Simon III

/s/ Dennis Henner

Dennis Henner
The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative (other than an executive officer or general partner of the filing person), evidence of the representative’s authority to sign on behalf of such person shall be filed with the statement: provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.
Attention: Intentional misstatements or omissions of fact
constitute Federal criminal violations (See 18 U.S.C. 1001)

EXHIBIT INDEX
D. Agreement regarding filing of joint Schedule 13D/A.